Exhibit 10.5

EXECUTION VERSION

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

of

FRONT LINE MANAGEMENT GROUP, INC.

This Second Amended and Restated Stockholders’ Agreement (as amended, modified, restated or supplemented from time to time, this “Agreement”) is made as of June 9, 2008, by and among Front Line Management Group, Inc., a Delaware corporation (the “Company”), FLMG Holdings Corp., a Delaware corporation (“FLMG Holdings”), solely for purposes of Section 6.16, IAC/InterActiveCorp, a Delaware corporation (“IAC”), The Azoff Family Trust of 1997 (the “Azoff Trust”), MM Investment Inc., a Delaware corporation (“MMI”), WMG Church Street Limited, an English company (“WMG Church”), Madison Square Garden, L.P., a Delaware limited partnership (“MSG”), each other holder of Shares who may become party to this Agreement by executing a counterpart to this Agreement pursuant to Section 3.5 (FLMG Holdings, the Azoff Trust, MMI, WMG Church, MSG and each such party, a “Stockholder” and collectively, the “Stockholders”), and solely for purposes of Section 6.15, Warner Music Inc., a Delaware corporation (“WMG Guarantor”).

R E C I T A L S:

A.       On June 8, 2007 (the “FL Closing Date”), certain stockholders of the Company sold a majority of the issued and outstanding shares of capital stock of the Company to IAC pursuant to a Stock Purchase Agreement, dated as of May 11, 2007 (the “FL Purchase Agreement”).

B.       Immediately following the FL Closing Date, IAC, the Azoff Trust and MMI entered into a Recapitalization and Exchange Agreement, dated June 8, 2007, pursuant to which the shares of capital stock of the Company were reclassified.

C.       On July 24, 2007, MMI entered into a Stock Purchase Agreement with IAC (the “MMI Purchase Agreement”), pursuant to which WMG Kensington Limited, an English company (“WMGUK”), purchased from IAC, and IAC sold to WMGUK, 51,064.6365 shares of Common Stock.

D.       As of July 24, 2007, MMI assigned all of its rights and obligations under the MMI Purchase Agreement to WMGUK.

E.       As of September 28, 2007, WMGUK transferred 51,064.6365 shares of Common Stock to WMG Church and assigned to WMG Church all of its rights and obligations under the Original Agreement.

F.       As of December 7, 2007, IAC transferred 60,475.9765 shares of Common Stock and 11,460 shares of Preferred Stock and all of its rights and obligations under the Original Agreement to FLMG Holdings.

G.       Concurrently with the execution of this Agreement, MSG has entered into the MSG Purchase Agreement, pursuant to which MSG has purchased from FLMG Holdings and MMI, and FLMG Holdings and MMI have sold to MSG, a number of shares of Common Stock such that following the closing of such transaction, the Stockholders now hold the number and class of shares of capital stock of the Company as set forth on Schedule A.

H.       The parties hereto desire to enter into this Agreement to amend and restate the Original Agreement in its entirety, and to establish certain aspects of the governance and operation of the Company from and after the date hereof, and to restrict the manner and means by which the Shares owned by the Stockholders may be sold, assigned or otherwise transferred.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1       Definitions.  Capitalized terms used herein shall have the following meanings:

“Accelerated Shares” has the meaning set forth in Section 3.3.

“Acquisition” means any acquisition of assets of, or a majority of the equity interests in, a Person or division or line of business of a Person not affiliated with any of the Stockholders (or any subsequent investment made in a Person, division or line of business previously acquired in an Acquisition).

“Affiliate” of a specified Person means a Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person.

“Agent” has the meaning set forth in Section 3.4(e)(i).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Artist” means any musician, singer, songwriter, publisher, producer, lyricist, composer, actor (whether motion picture, television, theatrical or otherwise), or other performer in the entertainment industry generally.

“Azoff” means Irving Azoff, a California resident.

“Azoff Amount” has the meaning set forth in Section 3.4(b)(ii).

“Azoff Employment Agreement” means the Employment Agreement, dated May 11, 2007, between the Company and Irving Azoff.

“Azoff Percentage” has the meaning set forth in Section 3.4(b)(ii).

“Azoff Put” has the meaning set forth in Section 3.4(a)(i).

“Azoff Trust” has the meaning set forth in the Preamble of this Agreement.

“Azoff Trust Designees” has the meaning set forth in Section 2.1(a)(i) .

“Baseball Arbitrator” has the meaning set forth in Section 3.4(e)(ii) .

“Board” means the Board of Directors of the Company.

“Bona Fide Offer” means an offer in writing to a Stockholder, offering to purchase all or any part of the Shares owned by such Stockholder or any interest of the Stockholder therein and setting forth all the material terms and conditions of the proposed purchase (which must be reasonably capable of being satisfied), from an offeror who is ready, willing and able to consummate the purchase (subject to customary closing conditions) and who is neither the Company nor an Affiliate of such Stockholder.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in the City of New York, New York are authorized or required by law to close.

“Call Notice” has the meaning set forth in Section 3.4(a)(ii).

“Change of Control” means the occurrence of (a) any consolidation, business combination or merger of the Company with or into any Person, or any other corporate reorganization or transaction or a series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, if, immediately after such consolidation, business combination, merger, reorganization or transaction, the Stockholders and their respective Permitted Transferees owning equity interests immediately prior to such consolidation, business combination, merger, reorganization or transaction, do not own equity interests that directly or indirectly have the power to elect a majority of the entire board of managers or directors of the Company or other surviving entity or (b) any transaction or series of related transactions (other than a Public Offering), whether or not the Company is a party thereto, if, after giving effect to such transaction or transactions, more than 50% of the Company’s Voting Securities are owned by any Person and its Affiliates and “associates” (as such term is defined in Rule 12b-2 under the Exchange Act) or any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act), excluding from the numerator in calculating such percentage (i) Voting Securities of the Company owned by the Stockholders and their Permitted Transferees and (ii) if any Stockholders or their Permitted Transferees are part of any such “group”, Voting Securities of the Company to the extent of the voting power of the Stockholders and their Permitted Transferees in any such “group”.

“Common Equivalent Shares” means collectively, all shares of capital stock of the Company, including all restricted shares of capital stock of the Company, as-converted into Common Stock, on a fully-diluted basis.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Contract Year” means a 12-month period commencing on the FL Closing Date, and each anniversary thereof.

“Control” (including its correlative meanings, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management or policies of a Person, whether through ownership of Securities, as trustee or executor, by contract or otherwise.

“Controlling Party” means either (i) FLMG Holdings or (ii) MMI and WMG Church (collectively) to the extent that such Stockholder owns, in accordance with this Agreement, individually or collectively with its Affiliates, more than 50% of the Common Equivalent Shares.

“Controlling Party Transaction” means a transaction or series of related transactions that results in either (i) FLMG Holdings and/or its Affiliates or (ii) MMI, WMG Church and/or their Affiliates collectively owning, in accordance with this Agreement, more than 50% of the Common Equivalent Shares.

“Designated Purchaser” means (i) the purchaser of Shares under Section 3.4 (other than Section 3.4(b)(ii)) that is required to purchase, in the aggregate, the greatest number of the Shares subject to the Azoff Put, the FLMG/WMG Call and the MSG Put, as applicable, or (ii) the purchaser described in the last sentence of Section 3.4(g)(i) if applicable.

“Director” has the meaning set forth in Section 2.1(a).

“EBITDA” means, for any Person for any measurement period, an amount determined on a consolidated basis for such Person and its Subsidiaries equal to (i) the sum, without duplication, of (a) the consolidated net income (or loss) for such period, plus (b) total interest expense for such period plus (c) total depreciation expense for such period plus (d) total amortization expense for such period plus (e) total income tax expense for such period, minus (ii) the sum, without duplication, of (x) interest income for such period plus (y) dividend income, investment income or non-operating investment gains for such period plus (z) extraordinary, unusual or non-recurring income or gains.

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien (statutory or other) or other encumbrance of any nature whatsoever.

“Excess Cash” means the amount of net cash of the Company which the Board determines is available for Acquisitions or investments or distributions to the Stockholders (pursuant to Section 4.1) after the allowance for (a) all direct and indirect expenses, liabilities and obligations of the Company (whether for expense items, capital expenditures, improvements, retirement of indebtedness or otherwise); and (b) the amount of any Reserves.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exercise Notice” has the meaning set forth in Section 3.4(b)(ii).

“Exercising Members” has the meaning set forth in Section 3.4(a)(ii).

“Fair Value” of a Share means what a willing buyer would pay a willing seller in an arm’s length transaction and shall be calculated based on the fair market value of the Common Stock of the Company taken as a whole divided by the aggregate number of all shares of Common Stock then outstanding, taking into account the capital structure of the Company (including deducting from the value of the Company any outstanding liabilities, the liquidation preference of any outstanding shares of preferred stock and any claims that are senior to the Common Stock), without giving effect to any minority interest or illiquidity discount with respect to the Common Stock at the time of determination. The determination of Fair Value shall be based upon industry practice and valuation methodologies for a business of the type maintained by the Company, taking into account the Company’s historical performance, its growth and prospects and its current and projected cash flows, and without regard to comparable transactions which may have reflected strategic premiums and/or synergies. The Fair Value shall not be based upon the liquidation value of the Company.

“Fair Value Notice” has the meaning set forth in Section 3.4(e)(i).

“FL Closing Date” has the meaning set forth in Recital A.

“FL Purchase Agreement” has the meaning set forth in Recital A.

“FLMG Designees” has the meaning set forth in Section 2.1(a)(ii).

“FLMG Holdings” has the meaning set forth in the Preamble of this Agreement.

“FLMG/WMG Call” has the meaning set forth in Section 3.4(a)(ii).

“FLMG/WMG Group” means FLMG Holdings, MMI, WMGUK and their respective Transferees (as contemplated by Section 3.4(f)).

“Front Line Side Letter” means the letter, dated as of even date herewith, from the Company to MSG containing certain representations and warranties of the Company.

“IAC” has the meaning set forth in the Preamble of this Agreement.

“IAC Common Stock” has the meaning set forth in Section 3.4(d)(ii).

“IAC Common Stock fair market value” has the meaning set forth in Section 3.4(d)(ii).

“IAC Guaranty” has the meaning set forth in Section 6.16.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, directive or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“MMI” has the meaning set forth in the Preamble of this Agreement.

“MMI Designees” has the meaning set forth in Section 2.1(a)(iii).

“MMI Purchase Agreement” has the meaning set forth in Recital C.

“MSG” has the meaning set forth in the Preamble of this Agreement.

“MSG Amount” has the meaning set forth in Section 3.4(b)(ii).

“MSG Designee” has the meaning set forth in Section 2.1(a)(iv).

“MSG Purchase Agreement” means the Stock Purchase Agreement, dated as of even date herewith, by and among IAC, FLMG Holdings, MMI, WMGUK, MSG, and solely for purposes of Section 10.12 thereto, WMG Parent.

“MSG Put” has the meaning set forth in Section 3.4(b)(i)(B).

“MSG Put Notice” has the meaning set forth in Section 3.4(b)(i)(A).

“Music Business” means the world-wide business (as presently conducted or as may be conducted hereafter) of the Company and its Subsidiaries of personal and career management for Artists and all other aspects of the music industry, including without limitation, recording activities, songwriting and music publishing, touring, tour sponsorship, commercials, personal endorsements, performances, fan clubs, merchandising, ticket selling and other professional activities related thereto.

“NASDAQ” has the meaning set forth in Section 3.4(d)(ii).

“Offered Price” has the meaning set forth in Section 3.2(a).

“Offeror” has the meaning set forth in Section 3.2(a).

“Officers” has the meaning set forth in Section 2.3(a).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either shares of stock or other equity interests of the Company.

“Original Agreement” means the Amended and Restated Stockholders’ Agreement of the Company, dated as of July 24, 2007.

“Permitted Transferee” of a Stockholder means (i) any Affiliate of or successor to such Stockholder or (ii) in the case of a Stockholder who is a natural Person, (A) a spouse or lineal descendent or ancestor of such Person, (B) the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Stockholder or (C) a Permitted Transferee Trust; provided, that in the case of the Azoff Trust, “Permitted Transferee” shall also include any Artist or employee of the Company or any of its Subsidiaries (or any Permitted Transferee of such Persons) to the extent that the aggregate of any and all such Transfers to such Artists and employees is not in excess of 10% of the outstanding Common Equivalent Shares held by the Azoff Trust. Notwithstanding the foregoing, each of MMI, WMG Church, FLMG Holdings and the Azoff Trust (in each case, including any Permitted Transferee thereof) shall be deemed to be Permitted Transferees of one another but only to the extent that each of MMI, WMG Church, FLMG Holdings and the Azoff Trust (to the extent that each (in each case, including any Permitted Transferee thereof) is still a holder of shares of Common Stock of the Company) consents thereto in writing.

“Permitted Transferee Trust” means, in the case of a Stockholder who is a natural Person, a limited partnership, limited liability company, trust or custodianship, the beneficiaries of which may include only the Stockholder, the Stockholder’s spouse (or ex-spouse), the Stockholder’s lineal descendants (including adopted), or, if such Stockholder has no then-living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Person” means any individual or any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or other legal entity or organization.

“Preferred Stock” means the Series C Preferred Stock of the Company.

“Proposed Transferees” has the meaning set forth in Section 3.4(b)(ii).

“Public Offering” means a public offering of equity securities in the Company or any successor thereto or any Subsidiary of the Company pursuant to a registration statement declared effective under the Securities Act.

“Purchase Limit” has the meaning set forth in Section 3.4(b)(ii).

“Purchase Option” has the meaning set forth in Section 3.2(b).

“Put/Call Purchase Price” has the meaning set forth in Section 3.4(d)(i).

“Put/Call Seller” has the meaning set forth in Section 3.4(d)(i).

“Put Notice” has the meaning set forth in Section 3.4(a)(i).

“Representative” has the meaning set forth in Section 3.4(e)(ii).

“Reserves” means such cash reserves as the Board may reasonably establish to cover the operation of the Company’s business in the ordinary course, including reserves for operating and other expenses (both owed and contemplated), fees, taxes, and liabilities for the payment of future contingencies (known or unknown, liquidated or unliquidated); provided such reserves shall not be intended to cover every possible contingency, but only those reasonably foreseeable at the time such reserves are established.

“Restricted Stock Award Agreement” means the Restricted Stock Award Agreement, dated as of June 8, 2007, between the Company and Azoff, as the same may be amended from time to time.

“Sale Notice” has the meaning set forth in Section 3.2(a).

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Shares” means (a) all shares of Common Stock held by a Stockholder, whenever issued, including all restricted shares of Common Stock and shares of Common Stock issued upon the exercise, conversion or exchange of any Options or Warrants and (b) all Options and Warrants held by a Stockholder (treating such Options and Warrants as a number of Shares equal to the number of Common Equivalent Shares represented by such Options and Warrants for all purposes of this Agreement except as otherwise specifically set forth herein).

“Stockholder” has the meaning set forth in the Preamble of this Agreement.

“Stockholder Percentage” means, as of any date of determination, with respect to any Stockholder, a percentage calculated by dividing (x) the aggregate number of Common Equivalent Shares held by such Stockholder by (y) the aggregate number of Common Equivalent Shares of the Company held by all Stockholders on such date.

“Subject Shares” has the meaning set forth in Section 3.2(a).

“Subsequent Stockholder” has the meaning set forth in Section 3.5(a).

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Tag-Along Notice” has the meaning set forth in Section 3.4(b)(ii).

“Transfer” (and “Transferor” and “Transferee” shall have correlative meanings), with respect to any Shares (or direct or indirect, voting, economic or other interest therein), means (i) a transfer, sale, assignment, exchange, pledge or other Encumbrance on or disposition of such Shares, whether directly or indirectly, or the grant of an option or other right to acquire such Shares or (ii) a transfer, sale, assignment of shares or interests in any special purpose holding company that is the record owner of the Shares and does not have material assets other than the Shares.

“Transfer Date” has the meaning set forth in Section 3.1.

“Transfer Terms” has the meaning set forth in Section 3.4(b)(ii).

“Voting Security” means shares of stock or equivalent ownership interests (including all shares of convertible stock or equivalent ownership interests on an as converted basis) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire stock or other equity interest in the Company.

“WMG Church” has the meaning set forth in the Preamble of this Agreement.

“WMG Common Stock” has the meaning set forth in Section 3.4(d)(iii).

“WMG Common Stock fair market value” has the meaning set forth in Section 3.4(d)(iii).

“WMG Guarantor” has the meaning set forth in the Preamble of this Agreement.

“WMG Parent” means Warner Music Group Corp., a Delaware corporation.

“WMGUK” has the meaning set forth in Recital C.

SECTION 1.2       Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to Schedules attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

GOVERNANCE MATTERS

SECTION 2.1       Board of Directors

(a)       Each Stockholder agrees to cast all votes to which such holder is entitled in respect of such Stockholder’s Shares, whether at any annual or special meeting, by written consent or otherwise, to fix the number of members of the Board (each member of the Board, a “Director”) at seven (7) and to elect the designees identified below. Except as otherwise provided in this Section 2.1, the Board shall consist of:

            (i)       two (2) designees of the Azoff Trust (the “Azoff Trust Designees”);

            (ii)      two (2) designees of FLMG Holdings (the “FLMG Designees”);

            (iii)     two (2) designees of MMI and WMG Church (acting as a group) (the “MMI Designees”); and

            (iv)     one (1) designee of MSG (the “MSG Designee”).

(b)       Any Stockholder may transfer its right to designate one or more Directors to any Transferee in accordance with this Section 2.1(b), provided, in order for the transfer of such right of designation to be effective, such Transferee must have a Stockholder Percentage of at least 10% for each designee right so assigned (e.g., in order for a Transferee to have the ability to designate two directors, such Transferee must have a Stockholder Percentage of at least 20%); provided further that in the case of a transfer of such right of designation by MSG, (i) the Transfer of all of MSG’s Shares held as of the date hereof to any single Transferee shall be sufficient for such right of designation to be effective, even if it does not result in a Stockholder Percentage of at least 10% for such Transferee and (ii) such right of designation shall be subject to the Azoff Trust’s consent right set forth in Section 2.1(d); and provided further that FLMG Holdings may not transfer the right to designate a director to MMI and WMG Church (acting as a group) unless in connection with the transfer of Shares by FLMG Holdings to MMI, WMG Church or any of their Affiliates in accordance with the terms of this Agreement.

(c)       Any Stockholder shall have the right to voluntarily relinquish the ability to designate Directors under this Agreement by delivery of written notice to the Company and the other Stockholders and thereafter such Stockholder shall cease to be entitled to designate any Directors. To the extent any Stockholder shall cease to have the entitlement to designate one or more Directors, the size of the Board shall be deemed to automatically decrease accordingly, and the applicable Stockholder shall immediately remove one or more Directors designated by it, as applicable, in the circumstances contemplated by this Section 2.1(c) .

(d)       Any Director designated by a Stockholder may only be removed (with or without cause) by the Stockholder designating such Director; provided, that any Director may be removed for cause by the vote of Stockholders holding Voting Securities representing a majority of the votes outstanding. Each of the Stockholders agrees to cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, against any Director proposed to be removed by the Stockholder who has the right to designate such director. Any vacancy on the Board in respect of a Director designated by a Stockholder (whether or not such Director was removed for cause) may be filled by the Stockholder entitled to designate such Director, subject to this Section 2.1. In the event that a Stockholder is entitled to designate a Director pursuant to this Section 2.1 and has not yet done so, such Director seat shall remain vacant until such designation is made; provided, that such Stockholder shall make such designation as promptly as possible. MSG agrees that it shall initially designate James L. Dolan to serve as its Director, and if it ever designates any Person other than James L. Dolan to serve as its Director, such designation shall be subject to the Azoff Trust’s consent, which consent may be withheld in the sole and absolute discretion of the Azoff Trust; provided, the consent of the Azoff Trust shall not be required if Hank J. Ratner or Jay Marciano is designated to become the MSG Designee. In the event that MSG Transfers its Shares pursuant to Section 3.4(b)(i), the Azoff Trust shall thereupon and thereafter have the sole and exclusive right, for all purposes under this Agreement, to designate the MSG Designee in accordance with this Section 2.1. If the Azoff Trust Transfers its Shares pursuant to the exercise of the FLMG/WMG Call, then concurrently with such Transfer, the Azoff Trust shall transfer its right to designate the Azoff Trust Designees to the Designated Purchaser in connection with such exercise, and such Designated Purchaser shall thereupon and thereafter have the sole and exclusive right, for all purposes under this Agreement, to designate the Azoff Designees in accordance with this Section 2.1.

(e)       Notwithstanding anything to the contrary in this Agreement, no Director, acting solely in its capacity as such, shall have the right, power or authority to act as an agent of the Company, to bind the Company or to execute any documents in the name of the Company unless expressly authorized in writing by the Board or a committee thereof.

(f)       The Company shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in Section 2.1(a) . The Company agrees to include in the slate of nominees recommended by the Board, the Azoff Trust Designees, the FLMG Designees, the MMI Designees and the MSG Designee pursuant to Section 2.1(a) and to use its reasonable best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(g)       For the avoidance of doubt, MMI and WMG Church shall act jointly in designating the MMI Designees and for the purposes of Sections 2.1(b), (c) and (d), all references to the Stockholder that has the right to designate a Director shall mean MMI and WMG Church acting jointly.

SECTION 2.2       Actions Requiring Approval. The Company may take the following actions only upon the approval of the majority of the authorized number of (i) FLMG Designees and MMI Designees, acting together as a group, and (ii) Azoff Trust Designees and the MSG Designee, acting together as a group (but not necessarily unanimously), (even if a quorum otherwise exists) at a duly called meeting of the Board, subject to an approval by the holders of the majority of the Common Equivalent Shares where required by Law:

(a)       except as provided in Section 4.1, declare or pay any dividend or make any other distribution to the Stockholders whether or not upon or in respect of any Shares;

(b)       redeem, otherwise acquire or issue any Securities or any Option, Warrant or right relating thereto;

(c)       make any employment related decisions with respect to any executive officer of the Company or which could reasonably result, directly or indirectly, in payments of more than $500,000 in any Contract Year; provided, that approval of a majority of the Azoff Trust Designees shall not be required with respect to any employment-related decisions (including under the Restricted Stock Award Agreement and the Azoff Employment Agreement) with respect to Azoff;

(d)       subject to Section 2.3(c), consummate any Acquisition or investment in any Person, or consummate any disposition of any Person or material property or assets;

(e)       consolidate or merge with and into any Person (in which the Company is not the surviving corporation);

(f)       effect a transaction involving the Company resulting in a Change of Control;

(g)       make a Public Offering;

(h)       authorize, create or issue (including by way of merger, consolidation or otherwise) any new Securities;

(i)       incur or assume any liabilities, or other obligation, for borrowed money or guarantee any such liabilities or obligation, other than in the ordinary course of business consistent with past practice;

(j)       materially alter the nature of the Company’s business from the Music Business (other than pursuant to a Change of Control);

(k)       amend, alter or change the certificate of incorporation or the by-laws or any equivalent organizational document of the Company or any of its Subsidiaries;

(l)        create or permit to exist any Encumbrance on any material asset or property (whether tangible or intangible) of the Company or any of its Subsidiaries;

(m)       liquidate, dissolve or wind up the Company or any of its Subsidiaries or make any voluntary bankruptcy filing;

(n)       engage in any transaction with any Stockholder; provided, that such approval shall not be required for transactions entered into in the ordinary course of the Company’s business with Artists or employees of the Company who become Stockholders as Permitted Transferees of the Azoff Trust (within the parameters set forth in the definition of Permitted Transferees herein); and

(o)       take any other action, other than as set forth above, that is material to the business, cash flow or long term viability of the Company, taken as a whole.

SECTION 2.3       Officers.

(a)       The Company may have such officers (the “Officers”) as the Board in its discretion may appoint (or who may be appointed by the other Officers if specifically authorized to do so by the Board); provided, that the initial Officers shall include Azoff as Chief Executive Officer of the Company. The Officers and other key employees of the Company will be compensated in accordance with their respective employment agreements, if any, with the Company or any Subsidiary, or otherwise as determined by the Board or the Officers and, following execution of such agreements and subject to Section 2.2(c), the Board shall have the authority to negotiate and authorize amendments to any such agreements.

(b)       The Company and the Stockholders agree that Azoff, in his capacity as Chief Executive Officer of the Company, shall have primary responsibility for the management of the operations and activities of the Company and its Subsidiaries in a manner consistent with this Agreement and the Azoff Employment Agreement.

(c)       In his capacity as Chief Executive Officer of the Company, Azoff shall be permitted to cause the Company to make (without the prior approval of the Board) up to three (3) Acquisitions of, or investments in, Persons engaged in the Music Business during each Contract Year; provided, that (i) such Acquisitions or investments are financed with Excess Cash of the Company, (ii) the total cash invested by the Company on any Acquisition of, or investment in, any Persons does not exceed $5 million individually or $10 million in the aggregate during any Contract Year, and (iii) the purchase price paid for any such Acquisition or investment cannot imply a valuation for such Person of more than 5.5x the EBITDA of such Person for the trailing 12-month period prior to such Acquisition or investment. Any Acquisitions or investments not subject to this Section 2.3(c) shall require the approval of the Board.

(d)       Azoff’s rights under Section 2.3(b) and 2.3(c) shall terminate in the event Azoff ceases to be the Chief Executive Officer of the Company for any reason.

SECTION 2.4       Certain Actions Adversely Affecting MSG. The Azoff Trust agrees, solely for the benefit of MSG, that without MSG’s prior written approval, the Azoff Trust shall not, and shall cause its Affiliates and the Azoff Trust Designees not to, approve any action or series of related actions that (a) must be approved under Section 2.2 and (b) would, directly or indirectly, have a disproportionate, as compared to any other Stockholder, adverse effect on the rights of MSG or any Subsequent Stockholder of its Shares as a Stockholder or Subsequent Stockholder, as applicable, under this Agreement or under applicable Law. For purposes of clarification, this Section 2.4 shall not apply with respect to transfers of Shares among the Stockholders or their Permitted Transferees or any consents thereto.

SECTION 2.5       Period. Each of the foregoing provisions in this Article II shall expire on the earliest to occur of (a) a Change of Control, (b) an initial Public Offering, and (c) with respect to any particular provision, the last date permitted by applicable Law.

ARTICLE III

TRANSFERABILITY OF SHARES

SECTION 3.1       General Transfer Restrictions. Prior to the earlier of June 8, 2012 or the completion of an initial Public Offering (such earlier date, the “Transfer Date”), no Stockholder may Transfer Shares other than (x) to a Permitted Transferee or (y) pursuant to Section 3.3.  Any Transfer by any Stockholder following the Transfer Date (other than to a Permitted Transferee or pursuant to Section 3.3 or 3.4) shall be subject to Section 3.2.  Any purported Transfer in violation of this Agreement shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

SECTION 3.2       Right of First Refusal.

(a)       If any holder of Shares (the “Offeror”) receives a Bona Fide Offer for any or all of such holder’s Shares and proposes to Transfer any such Shares (other than to a Permitted Transferee or in a Public Offering), including to another Stockholder who is not a Permitted Transferee, then the Offeror shall furnish to the Company and all other Stockholders a written notice of such proposed Transfer (a “Sale Notice”). The Sale Notice will include (i) the number of Shares proposed by the Offeror to be Transferred (the “Subject Shares”), (ii) the per share purchase price in cash at which the Offeror is prepared to Transfer such Shares (the “Offered Price”), (iii) the name and address of each Person to whom the sale is proposed to be made and, if that person is a corporation or other entity, the principal owners thereof, (iv) other material terms and conditions, if any, proposed in the Bona Fide Offer, and (v) a statement to the effect that such Person’s offer is, to the best knowledge of the Offeror, a Bona Fide Offer.

(b)       Upon receipt of the Sale Notice, the Company shall have the right and option (the “Purchase Option”), for a period ending fifteen (15) calendar days following its receipt thereof, to elect to purchase all but not less than all of the Subject Shares at the Offered Price and otherwise on the terms specified in the Sale Notice. If the Company does not deliver written notice of its intention to exercise the Purchase Option within such 15-day period, the Company shall be deemed to have waived all of its rights with respect to the offer contained in the Sale Notice, and each of the remaining Stockholders, pro rata in accordance with their ownership of Common Equivalent Shares, shall then have a Purchase Option, for a period of fifteen (15) calendar days thereafter, to elect to purchase its pro rata portion (but not less than its pro rata portion) of the Subject Shares at the Offered Price and otherwise on the terms specified in the Sale Notice. If all remaining Stockholders do not exercise their Purchase Option as to all of the Subject Shares, then each of the Stockholders electing to purchase shall have the right, pro rata in accordance with its ownership of Common Equivalent Shares, to elect to purchase the remaining part of the Subject Shares available for purchase.

(c)       If the aggregate number of Shares offered to be purchased by the other Stockholders pursuant to Section 3.2(b) does not equal or exceed the number of the Subject Shares, the Offeror may, subject to the other provisions of this Article III, not later than ninety (90) days after the date of the Sale Notice, as such period may be extended to obtain any required regulatory approvals, Transfer all Subject Shares to any Transferee, at a per share purchase price not less than the Offered Price, and on such other terms specified in the Sale Notice (as they may be modified in a manner which are not more favorable to the Transferee), without any further obligation to the Company or the other Stockholders pursuant to this Section 3.2.

(d)       The provisions of this Section 3.2 shall terminate upon an initial Public Offering.

SECTION 3.3       Certain Transfers. In the event of a termination of Azoff’s employment that gives rise to the accelerated vesting of the shares of restricted Common Stock granted to Azoff pursuant to the Restricted Stock Award Agreement (the “Accelerated Shares”), Azoff (or his estate or Permitted Transferee) shall be permitted to Transfer the Accelerated Shares, subject to the provisions of Section 3.2.

SECTION 3.4       Put/Call Rights.

(a)       Azoff Put; FLMG/WMG Call; Exercisability.

            (i)       Azoff Put. The Azoff Trust shall have the right, exercisable by the irrevocable delivery of written notice (the “Put Notice”) by the Azoff Trust to FLMG Holdings, MMI and WMG Church at any time during the sixty (60) day period following June 8, 2012, to sell to each of (A) FLMG Holdings and (B) MMI and WMG Church (acting collectively as a group), and cause each of (A) FLMG Holdings and (B) MMI and WMG Church (acting collectively as a group) to buy from the Azoff Trust, 25% of the Azoff Trust’s Shares (an aggregate of 50% of the Azoff Trust’s Shares) (collectively, the “Azoff Put”).

It is understood and agreed that the Azoff Trust may select which Shares owned by the Azoff Trust are sold and purchased pursuant to the Azoff Put.

            (ii)       FLMG/WMG Call. The FLMG/WMG Group shall have the right to purchase, and cause the Azoff Trust to sell all, but not less than all, of the Azoff Trust’s Shares (or, in the event of exercise of the Azoff Put pursuant to Section 3.4(a)(i), the remaining Shares not subject to the Azoff Put), which right shall be exercisable by the FLMG/WMG Group by the irrevocable delivery of written notice (the “Call Notice”) to the Azoff Trust at any time during the sixty (60) day period following June 8, 2012 (the “FLMG/WMG Call”); it being understood that if a member of the FLMG/WMG Group does not wish to exercise the FLMG/WMG Call, the other members of the FLMG/WMG Group may exercise the FLMG/WMG Call (the “Exercising Members”) and only such Exercising Members shall be obligated to purchase the Azoff Trust’s Shares pursuant to the FLMG/WMG Call.

(b)       MSG Exit Rights.

           (i)       MSG Put.

          (A)       MSG shall have the right, exercisable by the irrevocable delivery of written notice (the “MSG Put Notice”) by MSG to FLMG Holdings, MMI and WMG Church at any time during the sixty (60) day period following June 8, 2015 to sell to each of (1) FLMG Holdings and (2) MMI and WMG Church (acting collectively as a group), and cause each of (X) FLMG Holdings and (Y) MMI and WMG Church (acting collectively as a group) to buy from MSG, 50% of MSG’s Shares (an aggregate of 100% of MSG’s Shares); and

          (B)       MSG shall have the right, exercisable by the irrevocable delivery of a MSG Put Notice by MSG to the Controlling Party at any time during the sixty (60) day period following the third anniversary of the date on which a Controlling Party Transaction is consummated, to sell to the Controlling Party, and cause the Controlling Party to buy from MSG, 100% of MSG’s Shares (the rights set forth in this Section 3.4(b)(i)(A) and (B), collectively, the “MSG Put”).

            (ii)       Dispositions by the Azoff Trust. If the Azoff Trust and/or its Affiliates intend to Transfer any of the Shares held by the Azoff Trust and/or its Affiliates (other than a Transfer to a Stockholder, Permitted Transferee or pursuant to the Azoff Put or the FLMG/WMG Call) (the actual percentage of such Shares to be so Transferred of the Shares held by the Azoff Trust and/or its Affiliates, the “Azoff Percentage”, and the actual number of such Shares to be so Transferred, the “Azoff Amount”), the Azoff Trust shall promptly give written notice (a “Tag-Along Notice”) to MSG of its right to participate in the Transfer. The Tag-Along Notice shall specify (w) the identity of the Person or Persons to whom such Transfer will be made (the “Proposed Transferees”), (x)

the number of Shares to be transferred in the Transfer, (y) the consideration per share to be paid by the Proposed Transferees and (z) all other material terms and conditions of the Transfer (collectively, the “Transfer Terms”). MSG may elect, by delivering a written notice (an “Exercise Notice”) to the Azoff Trust within thirty (30) days after the date on which it received the Tag-Along Notice, to sell up to the Azoff Percentage of its Shares to the Proposed Transferees on the Transfer Terms. The Azoff Trust shall not, and Azoff Trust shall cause each of its Affiliates not to, Transfer any Shares to any Proposed Transferee unless the Proposed Transferee agrees to purchase from MSG on the Transfer Terms all of the Shares which MSG has elected to sell pursuant to the Exercise Notice (the actual number of such Shares, the “MSG Amount”). Alternatively, if the Proposed Transferee does not agree to purchase more than a number of Shares (such number, the “Purchase Limit”) that is less than the sum of the Azoff Amount and the MSG Amount, then each of the Azoff Trust and its Affiliates and MSG shall sell its pro rata share of the Purchase Limit to the Proposed Transferee. For purposes of this Section 3.4(b)(ii), the pro rata share of the Azoff Trust or any of its Affiliates or MSG shall be a fraction, the numerator of which shall be the number of Shares held by it, and the denominator of which shall be the aggregate number of Shares held by the Azoff Trust and its Affiliates and MSG.

(c)       Purchase Price. The purchase price for the Shares purchased pursuant to this Section 3.4 (other than Section 3.4(b)(ii)) shall be the Selected Fair Value, determined pursuant to the provisions of Section 3.4(e) as of the date of the most recent financial statements of the Company available at the time that notice of exercise is delivered.

(d)       Purchase and Sale of Shares.

            (i)       The purchase and sale of the Shares under this Section 3.4 (other than Section 3.4(b)(ii)) shall be consummated at a closing the date and time of which shall be selected by the Designated Purchaser, and provided in writing to (x) in the case of the MSG Put, MSG or (y) in all other cases, the Azoff Trust (such party, the “Put/Call Seller”), at least seven days prior thereto; provided, that except as set forth in this Section 3.4(d), such date shall not be later than the later to occur of the 30th day following (x) the date of receipt of the relevant exercise notice, and (y) the final determination of the Selected Fair Value in accordance with Section 3.4(e); provided, further, that if the approval of any governmental authority is imposed by or required under any legal requirement with respect to the consummation of the purchase and sale of the Shares under this Section 3.4, the closing shall be deferred to a date not later than the fifth Business Day following the date the last such approval shall have been obtained or occurred. At such closing, each purchaser shall cause to be paid to the Put/Call Seller the applicable purchase price (such price being referred to as the “Put/Call Purchase Price”) by check or checks or wire transfer of immediately available funds, against delivery by the Put/Call Seller of the certificates evidencing the Shares to be sold by such seller to such purchaser, together with duly executed forms of assignment sufficient to transfer title thereto to such purchaser (in form and substance reasonably satisfactory to the Designated Purchaser) assigning such Shares to such purchaser, free and clear of any Encumbrances.

            (ii)       Alternatively, in the case of FLMG Holdings, FLMG Holdings may in its discretion elect to pay all or a portion of the Put/Call Purchase Price payable by FLMG Holdings in freely transferable (either pursuant to a registration statement on Form S-3 or another suitable registration form for the issuance by IAC to the Put/Call Seller, or pursuant to a resale prospectus on Form S-3 or similar form) listed shares of IAC common stock, par value $0.001 per share (the “IAC Common Stock”) with an IAC Common Stock fair market value equal to the Put/Call Purchase Price payable by FLMG Holdings (or, if applicable, the portion of the Put/Call Purchase Price payable by FLMG Holdings being paid with shares of IAC Common Stock). For purposes of this Agreement, the “IAC Common Stock fair market value” shall be equal, on the date of the closing, to the average of the last reported sales prices over the ten (10) trading day period ending on the day immediately prior to the date of the closing, during regular trading hours, of the IAC Common Stock on The NASDAQ National Market System (“NASDAQ”) (or, if the IAC Common Stock is listed on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the IAC Common Stock is listed or admitted to trading). In the event that any portion of the Put/Call Purchase Price payable by FLMG Holdings is paid in IAC Common Stock pursuant to this Section 3.4(d)(ii) and the Put/Call Seller’s ability to resell the shares of IAC Common Stock during the ten (10) day period following their delivery pursuant to this Section 3.4(d)(ii) would be limited or restricted in any fashion other than by actions of the Put/Call Seller, including as a result of any standstill agreement, blackout period, failure of IAC to be timely in its filings under applicable securities laws or regulations, restrictions imposed by IAC on sales pursuant to any registration statement, cessation of trading in the IAC Common Stock or generally, failure of IAC to retain the listing of IAC Common Stock on a national securities exchange, or any similar restriction, then the payment in question shall be in cash rather than in IAC Common Stock.

            (iii)       Alternatively, in the case of MMI and WMG Church, MMI and WMG Church may in their discretion elect to pay all or a portion of the Put/Call Purchase Price payable by MMI or WMG Church in freely transferable (either pursuant to a registration statement on Form S-3 or another suitable registration form for the issuance by WMG Parent to the Put/Call Seller, or pursuant to a resale prospectus on Form S-3 or similar form) listed shares of the common stock of WMG Parent, par value $0.001 per share (the “WMG Common Stock”) with a WMG Common Stock fair market value equal to the Put/Call Purchase Price payable by MMI or WMG Church (or, if applicable, the portion of the Put/Call Purchase Price payable by MMI or

WMG Church being paid with shares of WMG Common Stock). For purposes of this Agreement, the “WMG Common Stock fair market value” shall be equal, on the date of the closing, to the average of the last reported sales prices over the ten (10) trading day period ending on the day immediately prior to the date of the closing, during regular trading hours, of the WMG Common Stock on The New York Stock Exchange, Inc., as reported in the principal consolidated transaction reporting system with respect to securities listed on such exchange. In the event that any portion of the Put/Call Purchase Price payable by MMI or WMG Church is paid in WMG Common Stock pursuant to this Section 3.4(d)(iii) and the Put/Call Seller’s ability to resell the shares of WMG Common Stock during the ten (10) day period following their delivery pursuant to this Section 3.4(d)(iii) would be limited or restricted in any fashion other than by actions of the Put/Call Seller, including as a result of any standstill agreement, blackout period, failure of WMG Parent to be timely in its filings under applicable securities laws or regulations, restrictions imposed by WMG Parent on sales pursuant to any registration statement, cessation of trading in the WMG Common Stock or generally, failure of WMG Parent to retain the listing of WMG Common Stock on a national securities exchange, or any similar restriction, then the payment in question shall be in cash rather than in WMG Common Stock.

(e)       Determination of Selected Fair Value.

            (i)       In the event any party exercises its right to buy or sell the Shares under this Section 3.4 (other than Section 3.4(b)(ii)), the Designated Purchaser and the Put/Call Seller shall attempt to come to an agreement regarding the Fair Value of the Shares. If the Put/Call Seller and the Designated Purchaser agree on such Fair Value in writing, such value shall be the Selected Fair Value. If the Put/Call Seller and the Designated Purchaser have not agreed on the Fair Value within thirty (30) days of the receipt of the exercise notice, then each of the Put/Call Seller and the Designated Purchaser shall submit their determination of Fair Value of the Shares (the “Fair Value Notice”) to an independent third party (the “Agent”) reasonably agreeable to both parties by the fortieth (40th) day following the date the exercise notice was delivered. Each party’s Fair Value Notice shall contain the party’s determination of Fair Value and any additional materials expressing the reasoning and analysis supporting such determination.

            (ii)       After receipt of the Fair Value Notices, the Agent shall provide each party with the Fair Value Notice of the other party. If the parties’ determinations of Fair Value are within 10% of each other, then the Selected Fair Value shall be the average of the two determinations. In the event they are not, then within a fifteen (15) day period the Put/Call Seller and the Designated Purchaser shall jointly select an independent, nationally recognized valuation firm or investment bank (the “Baseball Arbitrator”) to resolve the dispute. In the event that both parties are not able to reasonably agree upon a Baseball Arbitrator, each party will designate an independent third party (each, a

“Representative”), and the Representatives will select an independent third party to serve as the Baseball Arbitrator. The Baseball Arbitrator will be provided each party’s Fair Value Notice and shall, within thirty (30) days, notify the parties of its selection of one of the two determinations of Fair Value, which Fair Value shall be chosen by the Baseball Arbitrator based on its determination that it more closely reflected the Fair Value (determined as set forth in the definition thereof) than the other original determination. This shall be the Selected Fair Value, which determination shall be final. One-half of the costs of the Baseball Arbitrator shall be borne by the Put/Call Seller and the other half shall be borne by the purchasers (which shall be allocated among them on a pro rata basis based on the number of the Shares to be purchased by them).

            (iii)       Any opinions on value that are not contained in a party’s Fair Value Notice (including opinions of members of management of the Company, valuations or analyses undertaken for the Company’s internal corporate purposes and valuations of other companies for internal corporate purposes) may be prejudicial to the process contemplated by this Section 3.4 if used by the Designated Purchaser or the Put/Call Seller, and shall not be presented to the Baseball Arbitrator and, if so presented, shall not be taken into account by the Baseball Arbitrator in determining Fair Value. Additionally, neither the Designated Purchaser nor the Put/Call Seller shall convey to the Baseball Arbitrator, either verbally or in the Fair Value Notice, any positions or views expressed by the other party during their previous negotiation of Fair Value.

            (iv)       For purposes of determining Fair Value pursuant to this Section 3.4, each of the parties shall be provided with relevant historical financial information for the Company and, to the extent available, the then-current twelve (12) month forecasts for the Company, but no party shall be furnished other forward looking information, due to the inherently speculative nature of such materials.

(f)       Obligations Accrue to Transferees.

            (i)       The rights and obligations of the Azoff Trust under this Section 3.4 shall inure to the benefit of, and be binding upon, any Transferee of the Azoff Trust (including, for the avoidance of doubt, any Permitted Transferees) on a ratable basis based on the Common Stock Equivalents held by the Azoff Trust and its Transferees.

            (ii)       The rights and obligations of FLMG Holdings, MMI and WMG Church or MSG, as applicable, under this Section 3.4 may, at its election, be transferred to any of its Transferees and if so Transferred, shall inure to the benefit of, and be binding upon, FLMG Holdings, MMI and WMG Church or MSG, as applicable, and its Transferees on a ratable basis based on the Common Stock Equivalents held by them. For avoidance of doubt, in any such circumstance, a Transferee whose shares are publicly listed on a national securities exchange or NASDAQ also shall have the ability to pay all or a portion of the Put/Call Purchase Price payable by such party in shares of such party’s stock, and the provisions of Sections 3.4(d)(ii) and (iii) shall apply mutatis mutandis.

(g)       Appointment of Representative.

            (i)       Following any Transfer of Shares (including any Transfer by the Azoff Trust to a Permitted Transferee), in the event multiple parties are selling Shares pursuant to the FLMG/WMG Call, the Azoff Put or the MSG Put, the party with the greatest number of Shares, in the aggregate, subject to the FLMG/WMG Call, the Azoff Put or the MSG Put, as applicable, shall control the valuation process for the selling stockholders, and if there are multiple purchasers, the Designated Purchaser shall control the valuation process for the purchasing stockholders. In the event two or more parties are selling, or two or more parties are required to purchase, an equal number of Shares pursuant to the Azoff Put, the FLMG/WMG Call or the MSG Put, as the case may be, then such parties shall mutually agree on a single representative to represent the selling stockholders or purchasing stockholders (as the case may be) in the valuation process.

            (ii)       The representative appointed by the selling Stockholders under clause (i) of this Section 3.4(g) and the Designated Purchaser shall be responsible for, on behalf of the Stockholders it is representing, establishing Fair Value, delivering required notices, negotiating with the selling stockholders or purchasers (as the case may be), selecting the Baseball Arbitrator and all other relevant matters.

(h)       Termination. The provisions of this Section 3.4 shall terminate upon an initial Public Offering.

SECTION 3.5       Subsequent Stockholders.

(a)       As long as this Agreement remains in effect, and notwithstanding anything to the contrary contained herein, no Stockholder shall have the right to Transfer its Shares to a Transferee unless (i) such Transfer is made in compliance with the terms of this Agreement and (ii) the Transferee executes and delivers to the Company a signature page counterpart to this Agreement and an acceptance of all of the terms and conditions of this Agreement (including such other documents or instruments as may be required to effect the admission in the Company’s reasonable judgment) (such transferee is referred to herein as “Subsequent Stockholder”).

(b)       A Transferee who has qualified as a Subsequent Stockholder in accordance with this Section 3.5 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Stockholder under this Agreement holding the same class of Shares; provided, that such Subsequent Stockholder shall not have any rights of a

Stockholder, except to the extent rights are assigned to such Subsequent Stockholder as permitted by this Agreement.

(c)       A Transfer of a Stockholder’s Shares shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon such Transfer, (i) the Company shall amend Schedule A to reflect the name and address of, and number and class of Shares held by, such Subsequent Stockholder and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Subsequent Stockholder (such revisions to be presented to the Board no later than at the next regular meeting of the Board) and (ii) to the extent of the Transfer to such Subsequent Stockholder, the Stockholder shall be relieved of its obligations under this Agreement.

ARTICLE IV

DIVIDENDS

SECTION 4.1       Annual Dividends. As soon as reasonably practicable after the end of each fiscal year of the Company, the Stockholders shall cause all Excess Cash to be distributed by the Company to the Stockholders pro rata in accordance with their respective Stockholder Percentages.

SECTION 4.2       Limitations on Dividends. Notwithstanding any other provision contained in this Agreement, the Company shall not make any distribution of Excess Cash (or other proceeds) to any Stockholder if such distribution would violate any applicable Law.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.1       Access. The Company hereby agrees that it shall provide each Stockholder and its accountants, counsel and other representatives such access, upon reasonable notice and during normal business hours, to the personnel, properties, contracts, files, documents and other books and records of the Company and its Subsidiaries as such Stockholder may reasonably request for accounting, tax or other purposes; provided, however, that (a) such Stockholder shall reimburse the Company for any reasonable out-of-pocket expenses incurred by it or any of its Subsidiaries in complying with such request, (b) each Stockholder may make such request not more than once in any calendar year (provided, that each Stockholder shall be entitled to make any number of additional requests if such Stockholder shall need access to the personnel, properties, contracts, files, documents and other books and records of the Company and its Subsidiaries to comply with any applicable Law) and (c) no Stockholder shall conduct any such activities in a manner that would unreasonably interfere with the operation and management of the Company’s business.

SECTION 5.2       Financial Information. The Company hereby further agrees that it shall maintain its accounting records in accordance with U.S. generally accepted accounting principles, applied on a consistent basis, and provide the Stockholders with:

(a)       for each quarterly period, copies of the Company’s unaudited financial statements for such quarterly period, not later than forty-five (45) days following the end of such quarterly period,

(b)       for each fiscal year, copies of the Company’s unaudited financial statements for such fiscal year, not later than sixty (60) days following the end of such fiscal year, and

(c)       copies of the Company’s annual budgets, any material forecasted changes to the Company’s annual budgets, and the Company’s actual monthly and year-to-date results, in each case under this subclause (c) from time to time if, as and when such information is prepared by the Company; it being agreed that the Company shall not be required to prepare any such budgets, changes thereto, or monthly or year-to-date results.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1       Notices.

(a)       Except as specifically provided elsewhere in this Agreement, all notices, requests, consents or other communications to the Company or to any Stockholder hereunder shall be in writing and shall be given

            (i)       if to the Company:

1100 Glendon Avenue
Los Angeles, California 90024
Facsimile: (310) 209-3139
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard
Los Angeles, California 90067
Attention: Harold A. Flegelman, Esq.
Telecopy: 310-919-3924

            (ii)       if to a Stockholder, at the Stockholder’s address or facsimile number set forth on Schedule A under the heading entitled “Stockholders”, as such Schedule A may be amended or updated from time to time pursuant to this

Agreement; or such other address or facsimile number as the Company or such Stockholder may hereafter specify by written notice to the others.

(b)       Each such notice, request, consent or other communication shall be given (i) by hand delivery, (ii) by nationally recognized overnight courier service, or (iii) by facsimile.

(c)       Each such notice, request, consent or other communication shall be deemed to be delivered (i) if delivered by hand, when delivered at the address specified in this Section 6.1, (ii) if delivered by nationally recognized overnight courier service, on the second following Business Day after delivery to such service or such mailing, and (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and the appropriate confirmation is received.

SECTION 6.2       Amendments. Amendments to this Agreement may be made only as follows:

(a)       notwithstanding any other provision of this Agreement to the contrary, by a written instrument, at anytime in the 12 month period following the consummation of a Controlling Party Transaction, if the Controlling Party reasonably determines that the amendment is necessary to permit a consolidation of the financial statements of the Company with those of the Controlling Party and provided, that such amendment: (i) is effected only upon the consent of each of the Azoff Trust, FLMG Holdings, MMI and WMG Church (or any of their respective Permitted Transferees) to the extent each is still a holder of shares of Common Stock of the Company, which may be withheld or granted in each of their sole discretion and which shall be evidenced by a written instrument signed thereby, (ii) may amend clauses (c), (d), (l) and/or (o) of Section 2.2 to provide instead that approval thereunder shall only be required if the Company: (A) appoints or removes any executive officer of the Company or makes any material change to the compensation of any such executive officer to the extent that such change would result in payments of more than $500,000 in any Contract Year; (B) consummates any Acquisition or investment in any Person having a value in excess of $10,000,000 individually, or in excess of $25,000,000 in the aggregate (calculated without giving effect to any transactions having a value of $10,000,000 or less) in any fiscal year; (C) creates or permits to exist any Encumbrance other than Encumbrances arising in the ordinary course of business; and (D) takes any action outside the ordinary course of business, other than as set forth in this Section 2.2, that is material to the business, cash flow or long term viability of the Company, taken as a whole and (iii) may amend solely those provisions of this Agreement as are required, upon the reasonable determination of the Controlling Party based upon the advice of the Controlling Party’s independent public accountants, to permit such consolidation and that does not disproportionately and adversely impact any Stockholder as compared to any other Stockholder under this Agreement or under applicable Law; and provided further that, the parties hereto acknowledge that the amendments described in the foregoing subsections 6.2(a)(ii) and 6.2(a)(iii) would not disproportionately and adversely impact any Stockholder as compared to any other Stockholder under this Agreement or under applicable Law; and

(b)       in all other instances, by a written instrument signed by the Stockholders holding at least 75% of the Common Equivalent Shares held by the parties hereto as of the date of this Agreement (which must include the Azoff Trust in the event that the Azoff Trust is still a holder of shares of Common Stock of the Company); provided, that any amendment to this Agreement pursuant to this Section 6.2(b) that would, directly or indirectly have a disproportionate, as compared to any other Stockholder, adverse effect on the rights of MSG or a Subsequent Stockholder of its Shares as a Stockholder or Subsequent Stockholder, as applicable, under this Agreement or under applicable Law, shall require the approval of Stockholders holding at least 100% of the Common Equivalent Shares. The Company shall send to each Stockholder a copy of any amendment to this Agreement. Notwithstanding the foregoing, the Company may amend Schedule A from time to time as contemplated by Section 3.5(c). Any amendment or revision to Schedule A hereto or to the Company’s records to reflect information regarding Stockholders shall not be deemed an amendment to this Agreement.

SECTION 6.3       Confidentiality. Each Stockholder agrees that such Stockholder shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without the consent of the Board, any non-public information with respect to the Company (including any Person in which the Company holds, or contemplates acquiring, an investment) that is in such Stockholder’s possession on the date hereof or disclosed to such Stockholder by or on behalf of the Company, provided that a Stockholder may disclose any such information (i) as has become generally available to the public, (ii) to its employees and professional advisers who need to know such information and agree to keep it confidential, (iii) to the extent required in order to comply with contractual reporting obligations, to its limited partners or stockholders who have agreed to keep such information confidential, (iv) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Stockholder, including the rules of any stock exchange on which the securities of such Stockholder or any of its Affiliates are listed and (v) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has become generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, (x) the Stockholder shall give the Company notice of such request and shall cooperate with the Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the Company after notice), the Stockholder (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

SECTION 6.4       No Other Restrictions. In light of the fact that the Stockholders and their respective Affiliates have other business operations and investments, each party to this Agreement acknowledges that, except as otherwise set forth in this Agreement, the FL Purchase Agreement and the Azoff Employment Agreement (including without limitation Section 9 thereof), each of the Stockholders and their respective Affiliates shall be free to operate their respective businesses in their own best interests, and none of the parties (nor their respective Affiliates) shall be in any way prohibited or restricted from engaging or investing in, directly or indirectly, any business opportunity of any type or description, or obligated to present any business opportunity to the Company or to any other Stockholder.

SECTION 6.5       Entire Agreement. This Agreement (including the Schedule attached hereto), together with the FL Purchase Agreement, the MSG Purchase Agreement, the Front Line Side Letter, the Azoff Employment Agreement and the Restricted Stock Award Agreement, shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall supersede any prior understanding or agreement, oral or written with respect thereto. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Stockholders relating only to the subject matter of this Agreement that are not fully expressed herein or therein.

SECTION 6.6       Successors and Assigns; Binding Effect. Except as otherwise set forth in this Agreement, no Stockholder shall assign all or any part of its rights or obligations under this Agreement to any Person. This Agreement and all of the terms and provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

SECTION 6.7       Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Any default hereunder by a Stockholder shall not excuse a default by any other Stockholder.

SECTION 6.8       No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 6.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 6.10       Judicial Proceedings. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Stockholders and the Company unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Stockholders agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 6.1.  EACH OF THE STOCKHOLDERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

SECTION 6.11       Aggregation of Shares. All Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for purposes of determining the rights or obligations of a Stockholder, or application of any restrictions to a Stockholder, under this Agreement, in each instance in which such right, obligation or restriction is determined by any ownership threshold.

SECTION 6.12       Equitable Relief. The Stockholders hereby confirm that damages at law would be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Stockholder aggrieved as against another Stockholder for a breach or threatened breach of any provision hereof, it being the intention by this Section 6.12 to make clear the agreement of the Stockholders that the respective rights and obligations of the Stockholders hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Stockholder from any other remedy it or he might have, either in law or in equity.

SECTION 6.13       Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 6.14       Counterparts. This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

SECTION 6.15       WMG Guarantee. WMG Guarantor hereby irrevocably guarantees the punctual payment of all sums, and the punctual performance of all obligations, by MMI and WMG Church hereunder. This is an absolute and unconditional guarantee of payment and performance and may be proceeded against WMG Guarantor before taking any action against MMI or WMG Church or after any action against MMI and/or WMG Church has been commenced.

SECTION 6.16       IAC Guarantee. With effect from December 7, 2007, IAC hereby irrevocably guarantees the punctual payment of all sums, and the punctual performance of all obligations, by FLMG Holdings hereunder (the “IAC Guaranty”); provided, that, in connection with a Transfer of IAC’s Shares permitted by this Agreement, this IAC Guaranty may be transferred and assigned by IAC to the ultimate parent company of any such transferee without the consent of any of the Stockholders or the Company. This IAC Guaranty is an absolute and unconditional guarantee of payment and performance and may be proceeded on against IAC (or its permitted transferee under this Section 6.16) before taking any action against FLMG Holdings or after any action against FLMG Holdings has been commenced. Without limiting the foregoing, the parties hereto acknowledge and agree that in connection with the contemplated Transfer of the Shares (directly or indirectly) to Ticketmaster (or a subsidiary thereof) in connection with IAC’s publicly-announced plans to distribute the stock of Ticketmaster to IAC’s stockholders or in connection with any other sale, merger or other disposition of Ticketmaster by IAC, IAC’s obligations hereunder may be transferred and assigned to Ticketmaster (or the publicly traded parent entity of Ticketmaster). Upon any transfer of this IAC Guaranty as contemplated by this Section 6.16, IAC shall be relieved of all of its obligations hereunder.

SECTION 6.17       MSG Guarantee. In connection with any Transfer by MSG of its Shares to any of its Permitted Transferees, MSG shall irrevocably guarantee the punctual payment of all sums, and the punctual performance of all obligations, by such Permitted Transferee hereunder. Such guarantee shall be an absolute and unconditional guarantee of payment and performance and may be proceeded against MSG before taking any action against such Permitted Transferee or after any action against such Permitted Transferee has been commenced.

SECTION 6.18       Lapse of Option. The parties hereto acknowledge that notwithstanding the exercise by the Azoff Trust of the option set forth in Section 3.3(a) of the Original Agreement, none of IAC, MMI, WMGUK, WMG Church or any of their Affiliates has any obligation to sell Shares to Anschutz Entertainment Group.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

FRONT LINE MANAGEMENT GROUP, INC.

By: /s/ Irving Azoff
Name:
Title:

THE AZOFF FAMILY TRUST OF 1997

By: /s/ Irving Azoff
Name:
Title:

FLMG HOLDINGS CORP.

By: /s/ Gregg Winlarski
Name: Gregg Winlarski
Title: Vice President

IAC/INTERACTIVECORP
(solely for purposes of Section 6.16)

By: /s/ Gregg Winlarski
Name: Gregg Winlarski
Title: VP & Associate General Counsel

MM INVESTMENT INC.

By: /s/ Paul Robinson
Name: Paul Robinson
Title: VP

WMG CHURCH STREET LIMITED

By: /s/ Paul Robinson
Name: Paul Robinson
Title: Director

[Second Amended and Restated Stockholders’ Agreement]

WARNER MUSIC INC.
(solely for purposes of Section 6.15)

By: /s/ Paul Robinson
Name: Paul Robinson
Title: EVP & General Counsel

MADISON SQUARE GARDEN, L.P.

By: /s/ [illegible]
Name:
Title:

[Second Amended and Restated Stockholders’ Agreement]